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                                                                    EXHIBIT 23.1



                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Solectron Corporation:

We consent to incorporation herein by reference of our report dated April 4, 2000, relating to the consolidated balance sheets of Solectron Corporation and subsidiaries as of August 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, comprehensive income, and cash flows for each of the years in the three-year period ended August 31, 1999, and the related schedule, which report appears in the report on Form 8-K of Solectron Corporation, dated April 11, 2000, and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG LLP

Mountain View, California
April 14, 2000